Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:	Media Contact:
Natalie Badillo	Erin Coller
Cymer, Inc.	Formula
(858) 385-6097	(619) 234-0345
nbadillo@cymer.com	coller@formulapr.com

CYMER REPORTS FIRST QUARTER 2011 OPERATING RESULTS

SAN DIEGO, Calif., April 21, 2011 - Cymer, Inc. (Nasdaq: CYMI), the world’s leading supplier of light sources used by chipmakers to create advanced semiconductor chips, today announced operating results for the first quarter ended March 31, 2011.

For the first quarter of 2011:

•

net income totaled $28.8 million, equal to $0.94 per share (diluted), compared to net income of $16.0 million, equal to $0.53 per share (diluted) in the first quarter of 2010 and net income of $32.9 million, equal to $1.08 per share (diluted) in the fourth quarter of 2010.

•	revenue totaled $154.4 million compared to revenue of $113.8 million in the first quarter of 2010, and revenue of $146.9 million in the fourth quarter of 2010.

Commenting on results, Bob Akins, Cymer’s chief executive officer, said, “The first quarter of 2011 was a very productive period for the company. Key customer deep ultraviolet (DUV) selections awarded in the second half of 2010 began to translate into an increased level of light source shipments in the first quarter of 2011, and first quarter gross pulse utilization remained high. We continued to increase our extreme ultraviolet (EUV) investment, adding technical and operational capability in support of the development of our 3100 and 3300 source technology. We continued our focus on ramping our TCZ manufacturing capability to fulfill recently received orders.”

In the first quarter of 2011, the company shipped 50 light sources, of which 28 were ArF immersion, 19 were KrF, and three were ArF dry, and the company installed 46 light sources at chipmaker locations. Gross profit was $79.5 million for the first quarter of 2011, yielding a 51.5 percent gross margin. Total operating expenses, which include research and development and selling and administrative expenses, were $43.9 million. Total operating income was $35.7 million or 23.1 percent of revenue. The first quarter effective tax rate was 21 percent. As of March 31, 2011, cash and investments totaled approximately $242 million.

DUV bookings for the first quarter of 2011 totaled $161.5 million, resulting in a DUV book-to-bill ratio of 1.05. Fifty-seven percent of the DUV bookings in the first quarter were ArF immersion, 41 percent were KrF, and two percent were ArF dry. The company ended the quarter with a DUV backlog of $71.0 million, with ArF immersion light sources comprising approximately 83 percent of the value of sources in backlog.

– more –

CYMER REPORTS FIRST QUARTER 2011 OPERATING RESULTS	Page 2 of 6

Company Outlook

Commenting on the outlook, Akins stated, “We are well positioned for continued growth in 2011. We are pleased to have received a multi-unit order valued at over two hundred million dollars for the next generation of EUV light sources that will support the ASML NXE:3300 lithography system aimed at high-volume production of semiconductor devices at sub-20 nanometer nodes. We believe EUV will be a major impetus of future growth for Cymer and are therefore proportionately accelerating the rate of our investment in engineering, program management, field support and factory capacity keeping with planned source performance targets and increasing customer demand. In addition, we received a volume order for TCZ Gen 5.5 systems from a leading Asian flat panel display manufacturer. We now have orders for TCZ Gen 4 and Gen 5 systems in excess of $30 million, with options for additional systems in 2012.”

Akins further commented, “We anticipate gross pulse utilization to remain high in the second quarter of 2011. In our continuing effort to extend OnPulse value, this month we completed the acquisition of eDiag Solutions, a privately held company based in Seoul, Korea, for $15.0 million in cash, $6 million of which was paid at closing in the second quarter. eDiag provides a compelling portfolio of software solutions for lithography source performance data mining and analytics which complements our OnPulse offerings.”

Based on information available at this time, Cymer is providing the following guidance for the second quarter of 2011:

•	Revenue to be approximately $157 million.

•	Gross margin to be approximately 50 percent.

•	R&D expenses to be approximately $32 million.

•	SG&A expenses to be approximately $17.5 million.

•	The second quarter effective tax rate to be approximately 26 percent.

Cymer’s management will hold a conference call at 2:00 pm (PDT) today, April 21, 2011, to discuss first quarter operating results and second quarter 2011 guidance. This press release, the conference call and accompanying slides may be accessed on the investor relations page of the company’s Web site at www.cymer.com.

-more-

CYMER REPORTS FIRST QUARTER 2011 OPERATING RESULTS	Page 3 of 6

Forward Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements include, but are not limited to statements regarding the development of the company’s EUV source technology, the company’s development of and manufacturing capability for its silicon crystallization tool for the flat panel display industry, the industry’s transition to EUV lithography and the statements under the caption “Company Outlook” above. These statements are predictions based on current information and expectations and involve a number of risks and uncertainties. In addition, statements regarding backlog and book-to-bill ratios should not be read as predictions or projections of future performance. Actual events or results may differ materially from those projected in any of such statements due to various factors, including but not limited to: the demand for semiconductors in general, and, in particular, for leading-edge devices with smaller geometries; cyclicality in the market for semiconductor manufacturing equipment; the timing of customer orders, shipments and acceptances; delays or cancellations by customers of their orders; the performance and market acceptance of the company’s new products or technologies; new and enhanced product offerings by competitors; the company’s ability to meet its production and product development schedules; the rate at which semiconductor manufacturers adopt new technologies and purchase and take delivery of photolithography tools from the company’s customers; the company’s ability to secure adequate supplies of critical components for its advanced products; the company’s ability to manage its expense levels and unanticipated expenses; the company’s ability to achieve its forecasted gross margin which includes its ability to absorb manufacturing costs; the company’s ability to align its cost structure with forecasted business levels; the company’s ability to manage its foreign currency exposure; the performance and conditions in the United States and world financial markets; the policies and actions of the United States and other governments; and general economic conditions. For a discussion of these and other factors which may cause our actual events or results to differ from those projected, please refer to the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as other subsequent filings with the Securities and Exchange Commission (SEC). You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and the company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

About Cymer

Cymer, Inc. (Nasdaq: CYMI) is the market leader in developing light sources, used by chipmakers worldwide to pattern advanced semiconductor chips, and is pioneering a new silicon crystallization tool for the flat panel display industry. Cymer’s light sources have been widely adopted by the world’s top chipmakers and the company’s installed base comprises approximately 3,750 systems. Continuing its legacy of leadership, Cymer is currently pioneering the industry’s transition to EUV lithography, the next viable step on the technology roadmap for the creation of smaller, faster chips. The company is headquartered in San Diego, Calif., and supports its customers from numerous offices around the globe. Cymer maintains a Web site to which it regularly posts press releases, SEC filings, and additional information about Cymer. Interested persons can also subscribe to automated e-mail alerts or RSS feeds. Please visit www.cymer.com.

Cymer and all other Cymer product or service names used herein are either registered trademarks or trademarks of Cymer, Inc. Any other marks mentioned herein are the property of their respective holders.

-more-

CYMER REPORTS FIRST QUARTER 2011 OPERATING RESULTS	Page 4 of 6

CYMER, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended March 31,
	2011	2010
Revenue	$154,399	$113,781
Cost of revenue	74,886	56,965

Gross profit	79,513	56,816

Operating expenses:
Research and development	27,779	19,885
Sales and marketing	6,034	5,134
General and administrative	10,043	9,211

Total operating expenses	43,856	34,230

Operating income	35,657	22,586

Other income (expense):
Foreign currency exchange gain	784	104
Interest income	146	93
Interest expense	(133)	(177)
Other income	1	47

Total other income (expense)	798	67

Income before income taxes	36,455	22,653
Income tax expense	7,656	6,796

Net income	$28,799	$15,857

Net loss attributable to noncontrolling interest in subsidiary	—	148

Net income attributable to Cymer, Inc.	$28,799	$16,005

Earnings per share:
Basic	$0.95	$0.53

Diluted	$0.94	$0.53

Weighted average shares outstanding:
Basic	30,197	29,997

Diluted	30,765	30,325

-more-

CYMER REPORTS FIRST QUARTER 2011 OPERATING RESULTS	Page 5 of 6

CYMER, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands, except share data)

	March 31, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$173,262	$154,312
Short-term investments	66,838	54,964
Accounts receivable, net	145,269	127,747
Inventories	207,869	213,002
Deferred income taxes	12,612	11,961
Other current assets	48,518	55,027

Total current assets	654,368	617,013
Long-term investments	1,897	7,506
Property, plant and equipment, net	112,153	104,705
Deferred income taxes	32,720	35,690
Goodwill	8,833	8,833
Intangible assets, net	7,472	7,645
Other assets	7,215	5,939

Total assets	$824,658	$787,331

LIABILITIES
Current liabilities:
Accounts payable	$30,963	$27,731
Deferred revenue	43,973	30,593
Other current liabilities	37,935	68,121

Total current liabilities	112,871	126,445
Deferred revenue	2,049	690
Deferred income taxes	1,085	21
Other liabilities	19,284	21,920

Total liabilities	135,289	149,076

EQUITY
Cymer, Inc. stockholders’ equity:
Preferred stock	—	—
Common stock	44	43
Additional paid-in capital	640,945	620,272
Treasury stock	(492,890)	(492,890)
Accumulated other comprehensive loss	(1,240)	(2,881)
Retained earnings	542,510	513,711

Total equity	689,369	638,255

Total liabilities and equity	$824,658	$787,331

-more-

CYMER REPORTS FIRST QUARTER 2011 OPERATING RESULTS	Page 6 of 6

CYMER, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Three Months Ended March 31,
	2011	2010
Operating activities:
Net income	$28,799	$15,857
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation, amortization and accretion	4,219	4,988
Stock-based compensation	3,256	2,304
Bad debt recoveries	(199)	(412)
Excess tax benefits from stock option exercises	(3,709)	(502)
Provision for deferred income taxes	6,906	(4,585)
Loss on disposal or impairment of property, plant and equipment	11	61
Change in assets and liabilities:
Restricted cash	—	(1,061)
Accounts receivable	(16,553)	(23,907)
Accounts receivable, related party	—	732
Inventories	(1,280)	(5,220)
Other assets	5,365	662
Accounts payable	2,179	11,119
Accounts payable, related party	—	(9,284)
Deferred revenue	15,110	(30)
Other liabilities	(31,992)	(3,469)

Net cash provided by (used in) operating activities	12,112	(12,747)

Investing activities:
Acquisition of property, plant and equipment	(4,311)	(5,035)
Purchases of investments	(50,417)	(7,697)
Proceeds from sold or matured investments	44,363	23,389

Net cash (used in) provided by investing activities	(10,365)	10,657

Financing activities:
Proceeds from issuance of common stock	13,550	942
Purchase of noncontrolling interest	—	(728)
Excess tax benefits from stock option exercises	3,709	502
Payments under capital lease obligations	(17)	—

Net cash provided by financing activities	17,242	716

Effect of exchange rate changes on cash and cash equivalents	(39)	(88)

Net increase (decrease) in cash and cash equivalents	18,950	(1,462)
Cash and cash equivalents at beginning of the period	154,312	118,381

Cash and cash equivalents at end of the period	$173,262	$116,919

Supplemental disclosure of cash flow information:
Interest paid	$96	$59

Income taxes paid	$8,698	$10,992

Supplemental disclosure of non-cash operating, investing and financing activities:
Net increase (decrease) in acquisition of property and equipment included in accounts payable	$1,287	$(1,864)

Net increase in in-transit proceeds from issuance of common stock	$342	$487

Property and equipment acquired under capital lease obligations	$173	—

###